EXHIBIT 10.3

March 9, 2016

Joseph P. Abbott, Jr.
117 West Avenue
Darien, CT  06820

Dear Joe:

We are pleased to confirm our offer of employment with Houghton Mifflin Harcourt Publishing Company (the “Company” or “HMH”).  You will work as the Executive Vice President, Chief Financial Officer of the Company and Houghton Mifflin Harcourt Company (“Parent”), reporting to the Chief Executive Officer (“CEO”), working out of the Company’s Boston office. This offer letter summarizes the compensation and benefits we are offering and contains important information regarding employment with the Company. We acknowledge the successful completion of professional reference checks and a background investigation.
The existence of this letter and the terms and conditions of any offer and the matters contemplated hereby may represent material non-public information and are to be treated in the strictest confidence and, except as may be required by applicable law, should not be disclosed by you to any person whatsoever (other than your representatives who need to know such information and have been apprised of its confidential nature and agreed to treat such information in accordance herewith) without the Company's prior written consent.
Your employment will begin on March 14, 2016 or on another date to which we mutually agree.  You will be compensated with a salary at the rate of $520,000 per annum, subject to applicable payroll taxes and withholdings.  Your base salary shall be subject to annual review for increases (but not decreases) by the Parent Board of Directors and/or the Compensation Committee thereof (“Parent Board”) in its discretion.  Paydays are every other Friday.
You will be eligible to participate in the bonus plan applicable to employees at your level within the Company. Your target bonus under such bonus plan will be 100% of your base salary paid during the relevant plan year. The Company's bonus plans, and payment under such plans, are operated at the discretion of the Plan Administrators and are subject to change from year to year.

Additionally, you will receive an equity award under the terms of Parent’s 2015 Omnibus Incentive Plan (the "Equity Plan") of restricted stock units (“New Hire RSUs”) with respect to that number of shares of Parent common stock having a fair market value equal to $500,000 on the grant date.  The New Hire RSUs will vest in equal installments on each of the first three anniversaries of the date of the grant, subject to your continued employment with the Company.  The specific vesting schedule and other terms of the New Hire RSUs will be set forth in an award agreement substantially in the form attached hereto as Exhibit A and will be subject to the terms and conditions of such agreement and the Equity Plan.  In accordance with Parent’s Equity Grant Policy, the grant date for the New Hire RSUs will be the business day that is three business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.

You will also be granted an option (“New Hire Option”) to purchase shares of Parent common stock under the terms of the Equity Plan having a Black-Scholes value on the date of grant of $2,000,000 at a strike price per share equal to the fair market value of a share of Parent common stock on the date of grant as determined under the terms of the Equity Plan.  The New Hire Option will vest in equal installments on each of the first four anniversaries of the date of grant, subject to your continued employment with the Company.  The specific vesting schedule and other terms of the New Hire Option will be set forth in an award agreement substantially in the form attached hereto as Exhibit B and will be subject to the terms and conditions of such agreement and the Equity Plan.  The Black-Scholes model utilized by Parent in calculating the value on the date of grant is subject to assumptions determined by Parent in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. In accordance with Parent’s Equity Grant Policy, the grant date for the New Hire Option will be the business day that is three business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.

Subject to Parent Board approval, you will also be eligible for future long-term incentive awards commencing in 2017 at the discretion of the Parent Board and subject to the terms and conditions of the Company’s annual long-term incentive program as it may exist from time to time.  For purposes of illustration, Parent’s 2014 and 2015 long-term incentive programs both provided for a 40/60 split of time-based and performance-based restricted stock units, respectively.

You will be eligible to participate in the HMH Holdings (Delaware), Inc. Change in Control Severance Plan at the Level of a Tier 1 Employee (as defined in such plan) and in the Company’s ELT Severance Plan at the level of a Tier 1 Employee (as defined in such plan), and in accordance with the terms and conditions thereof.  Copies of these plans are enclosed for your reference.

Additionally, the Company will cover the costs associated with your ongoing professional development that is reasonably acceptable to both you and the Company.

This is a Boston, Massachusetts based position and requires you to consistently work full-time from the Boston office.  Enclosed is a relocation package describing the relocation benefits for which you will be eligible, as modified by this paragraph. Prior to your relocation (and for no longer than 12 months from your date of hire), the Company will provide you with temporary living assistance as set forth in the relocation package. Your receipt of relocation benefits is contingent on your signing and returning the Relocation Repayment Agreement form included in the package.

You will be eligible for up to 20 vacation days annually, which will be pro-rated in 2016 based on your start date.  Vacation time is accrued on a monthly basis.  For a calculation of the exact amount of vacation time for which you are eligible this year, please refer to the HMH Employee Guide or contact your HR Business Partner.  In addition, you may be eligible for paid Company holidays and occasional absence days as described in the Employee Guide.

You will be eligible to participate in the Company’s employee benefit programs.  If you choose to enroll, unless otherwise described in the terms of any employee benefit plan, benefits coverage will commence on the first day of the month, following 30 days from your start date.  In order to participate in any of the Company’s employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment.

Your employment with the Company will be “At-Will,” meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice.  Nothing in this letter should be interpreted as creating an employment contract between you and the Company.

I have enclosed several documents that you must complete and bring with you, along with proper identification, to Human Resources on your first day: an Indemnification Agreement, a Confidentiality and Intellectual Property Agreement, a Non-Competition and Non-Solicitation Agreement, a federal W-4 form, a state W-4 form, a borrowed vacation agreement and an Emergency Contact Information form.

You will be receiving a separate email with instructions on how to initiate the electronic I-9 work authorization process.  Your work authorization documentation will need to be reviewed within three days of your start date.  Your HR Representative will review these documents with you and complete the process.

By accepting this offer of employment, you agree that during your employment with the Company, you will abide by all Company policies and standards of conduct. Any violation of the Company’s policies or standards of conduct may be grounds for immediate termination from employment.

By accepting this offer of employment, you represent that you are not bound by any employment contract, non-competition agreement, restrictive covenant or other restriction preventing you from entering employment with or performing your job responsibilities for the Company, or which is any way inconsistent with the terms of this letter.

This letter sets forth the terms of your employment with the Company and supersedes any prior oral or written communications.  To accept this offer of employment, please sign and return a copy of this letter to us by March 10.  Your signature below indicates that you understand and agree to the terms set forth in this letter.  If you do not return this letter to us by March 10 this offer will expire.  Please scan and e-mail this offer letter, with your signature, to my attention at bridgett.paradise@hmhco.com.  Handwritten changes to this letter are not valid unless authorized and signed by me. If you have any questions, please call me directly at 617-351-3400.

We are very enthusiastic about you joining Houghton Mifflin Harcourt Publishing Company.  We look forward to working with you and hope that our relationship proves to be a mutually rewarding one.

Cordially,

/s/ Bridgett Paradise

Bridgett Paradise
EVP Human Resources & Chief People Officer

Agreed to and accepted:

/s/ Joseph P. Abbott, Jr.	March 10, 2016
Signature	Date